UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2007, Mr. Robert Bruce resigned as a director of TXP Corporation (the “Company”), but will remain as the Company’s Chief Financial Officer. There was no disagreement or dispute between Mr. Bruce and the Company which led to his resignation from the Board of Directors.

In addition, on July 3, 2007 our Board of Directors appointed Mr. Pasquale M. LaVecchia and Mr. William L. Martin III as directors of the Company. There are no understandings or arrangements between Messrs. LaVecchia and Martin and any other person pursuant to which Messrs. LaVecchia and Martin were selected as directors of the Company. Messrs. LaVecchia and Martin do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. It is anticipated that Mr. LaVecchia will serve as the Chairman of the Audit Committee of the Board of Directors of the Company when such committee is established by the Board.

Mr. LaVecchia, age 41, is the Managing Partner of LaVecchia Capital LLC and has over 18 years of experience on Wall Street. Mr. LaVecchia has built and run several major Wall Street groups and has extensive expertise in capital markets including IPOs, secondaries, high yield and corporate debt offerings, private company raises and PIPEs. In terms of equity capital markets, he has raised over $15.0 billion in public offerings, private equity transactions and PIPE transactions involving a multitude of industries including the telecommunications, technology, media, financial services, healthcare/life sciences, business services, general industrial, consumer and internet sectors. Mr. LaVecchia has also played the leading role in numerous mergers, acquisitions, debt private placements and high yield transactions. From 2005 to the present, Mr. LaVecchia has served on the board of directors of HAPC, Inc. (OTCBB: HAPN) as well as serving on a non profit board. From 2005 to 2007, Mr. LaVecchia served as a Managing Director and Head of Capital Markets at FTN Midwest, where he was responsible for a number of equity and debt capital markets transactions. He also served as Managing Director and head of the Private Equity Placement Group at Bear, Stearns & Company from 1994 to 1997, Group Head of Global Private Corporate Equity Placements at Credit Suisse First Boston (CSFB) from 1997 to 2000, as well as Managing Director and Group Head of the Private Finance and Sponsors Group at Legg Mason Wood Walker, Inc. from 2001 to 2003. In addition, from 2000 until 2001 Mr. LaVecchia was a venture capitalist and Senior Managing Director at Hawk Holdings, LLC, an investment and holding company that was a joint venture between Qwest Communications and Baxter Investments. Mr. LaVecchia received his MBA from The Wharton School of the University of Pennsylvania with a major in Finance and a concentration in Strategic Planning in 1991. He received his BA, magna cum laude, from Clark University, where he was elected to Phi Beta Kappa in 1988.

Mr. Martin, age 60, brings over 35 years of executive experience in the telecom industry.  From 1999 to 2006, Mr. Martin served as Chief Executive Officer of White Rock Networks, a company he founded.  White Rock Networks provided optical transport systems to North American carriers for their metro-area networks and was acquired by Turin Networks in October 2006.  From 2004 to the present, Mr. Martin has served on the board of directors for Lightwaves Systems, and from 1996 to 2000 he served on the boards of Efficient Networks (EFNT), and from 2000 to 2002 he served on the board of Adaptive Broadband (ADAP), and from 2000 to 2004 he served on  the board of Quarry Technologies. From 1994 to 1999, Mr. Martin served as President of the Business Broadband Group at ADC Telecommunications, Inc., which provided a broad array of transport and access products to carriers worldwide.  From 1989 to 1994, Mr. Martin held the Marketing and Sales leadership positions at Ascom/Timeplex, a provider of wide area network equipment to enterprises worldwide. Mr. Martin received an MBA from Harvard Business School in 1972, as well as a BS and MS from Caltech in 1969 and 1970, respectively.

On July 10, 2007, the Company issued a press release announcing the aforementioned changes to the membership of the Company’s Board of Directors, a copy of which is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of TXP Corporation dated as of July 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: July 10, 2007	By:	/s/ Michael Shores
Michael Shores
Chief Executive Officer